                                                                      Exhibit 99


NEWS RELEASE
--------------------------------------------------------------------------------

                                                           For Immediate Release
                                                                  April 12, 2002

For Further Information Contact:
Jerry Francis, President & CEO
(304) 769-1101

     City Holding Company Announces First Quarter Net Income of $6.4 Million

Charleston, West Virginia - City Holding Company, "the Company" (NASDAQ:CHCO), a $2.1 billion bank holding company headquartered in Charleston, today announced net income for the first quarter of 2002 of $6.4 million, or $0.38 per share, compared with a net loss of $5.7 million, or a loss of $.34 per share, in the first quarter of 2001. The positive net income in the first quarter followed net income of $7.6 million in the fourth quarter of 2001. However, the fourth quarter included a $2.8 million after-tax gain on the sale of the Company's California banking subsidiaries. The return on assets during the first quarter of 2002 was 1.22%, the return on equity was 17.1%, and the efficiency ratio was 63.9%.

"We are proud of the turnaround that is being achieved by the Company", stated Jerry Francis, President and CEO of City Holding Company and its primary subsidiary City National Bank of West Virginia (the "Bank"). "We have now achieved two consecutive quarters where the Company's financial performance was strong. In fact, our first quarter results compare favorably with peer banking institutions that have historically experienced average return on assets of 1.08%, average return on equity of 13%, and average efficiency ratios of approximately 61%. The Company's net interest income is strong and non-interest income (primarily branch service charges, trust fees, and insurance revenues) is at a high and sustainable level. Non-interest expense, which was higher than our peers for the quarter, reflected significant ongoing expenses associated with resolving non-performing and charged-off assets. Resolving these problem credits should provide an opportunity for the Company to enjoy further earnings growth in the future. While it is our long-range goal to be in the top quartile of performance as measured against banks our size, the Company has come from the `back of the pack' to performance levels equal to our peers in less than 12 months. We are extremely proud of these extraordinary results and of the contributions the board, management, and all our employees have made during 2001 and 2002 to achieve these results. "

"Further, we believe that City's performance through the rest of 2002 should continue to demonstrate strength and stability. Based upon our first quarter results and assumptions regarding key risk factors such as loan quality and the underlying default rate on the Company's retained interests in securitized mortgages, the Company believes that it should be able to achieve earnings per share for the full year of between $1.40 and $1.60. This is higher than previously anticipated due principally to better than anticipated results in resolving troubled credits and better management of income tax expense."

"We do, though, have significant issues remaining to be resolved - including a portfolio of troubled loans and a formal agreement that City National Bank entered into with the Office of the Comptroller of the Currency during June of 2000. During the first quarter we took significant steps to resolve our loan problems that resulted in net charge-offs of $11.8 million. As a result, at the end of the first quarter the Company's Non-Performing Assets as a percent of Loans and OREO was 1.38%, down from 2.47% at December 31, 2001. We believe that non-performing loans have been adequately provided for in the Allowance for Loan Losses, which is $37.8 million at March 31, 2002, representing 2.94% of total loans outstanding and 212% of non-performing assets. Based on management's systematic analysis of the allowance for loan losses, a provision for loan losses of $0.9 million was recorded during the first quarter of 2002, which is a comparable percentage to provision expense at peer banks."

"We are excited by the confidence, and appreciative of the patience, that our shareholders have shown in the board, management, and employees of City Holding Company. The common stock of City Holding closed on March 31, 2002 at $15.25, up from $8.94 at March 31, 2001, reflecting an increase of 71% for the twelve month period."

Credit Quality

Non-performing assets fell from $31.7 million at December 31, 2001 to $17.8 million at March 31, 2002, for a decrease of $13.9 million or 43.9%. At March 31, 2002, non-performing assets represented 1.38% of total loans and other real estate owned, down from 2.47% at December 31, 2001.

Net Charge-offs during the first quarter of 2002 were $11.8 million, the highest level in the history of the Company. The high level of charge-offs is consistent with management's intention to resolve certain problem loans, either by collecting, selling, or otherwise disposing of these assets in a timely manner. Net Charge-offs during the first quarter predominantly related to commercial loans and residential mortgages. Charge-offs in residential mortgage reflect a careful examination of the residential mortgage loan portfolio for severely delinquent loans that resulted in the decision to charge-off these loans and hold them for sale. These loans were written down to a level believed to reflect the value that the assets will ultimately realize.

During the first quarter of 2002, the Company recorded a $0.9 million Provision for Loan Losses. This provision expense, despite large net charge-offs, demonstrates that management previously had recognized the probable losses to be incurred upon the resolution of these loans. Furthermore, the overall credit quality of the loan portfolio did not deteriorate significantly during the first quarter of 2002. Due to management's continued action to resolve credit quality issues in a timely manner, and the relatively large number of non-performing or previously charged-off loans, the Company faces more volatility in its provision expense than other similar institutions. As a result, the provision for loan loss expense in forthcoming quarters may be larger, smaller, or potentially negative, as compared to the provision expense recognized in the first quarter.

As a result of unusually large net charge-offs, the Allowance for Loan Losses ("ALLL") decreased from $48.6 million at December 31, 2001 to $37.8 million at March 31, 2002. Nevertheless, the ALLL remains at a level that the Company believes adequately provides for probable inherent losses in the loan portfolio. At March 31, 2002, the Allowance was 212% of non-performing assets, significantly improved from 153% at December 31, 2001. Likewise, the ALLL was at 2.94% of total loans outstanding at March 31, 2002.

Managing problem loans will continue to be one of the Company's highest priorities for 2002. To that end, Management has retained the services of a team of commercial lenders with strong loan workout experience. Their efforts will be devoted to reducing the Bank's levels of problem loans through remedial action to restructure credits, loan sales, and other efforts to remove problem loans from the Bank's balance sheet. The Company has set as a goal achieving peer average levels of non-performing assets during 2002.

The Company recognizes that the current weakness in the U.S. economy poses a threat to the credit quality of bank's loan portfolios, and that no assurance can be given that the ALLL is sufficient to provide for unforeseen developments in the economy. However, management believes that West Virginia's economy is less sensitive to the current recessionary trends, and believes that the Bank's ALLL is sufficient given what is currently known about the Bank's loan portfolio and customer base.

Net Interest Income

The Company recorded fully taxable net interest income of $21.6 million in the first quarter of 2002, compared to $20.6 million in the first quarter of 2001, an increase of $1.0 million or 4.9% despite a lesser amount of earning assets. Total Earning Assets (defined as Gross Loans plus Securities and Federal Funds
Sold) were $1.791 billion at March 31, 2002 down from $2.223 billion at March 31, 2001. Therefore, net interest income actually rose despite a decline in earning assets of 19%.

This increase can be attributed to two factors. First, interest rates fell dramatically in the later part of 2001, allowing management to reduce rates paid on certain depository accounts. Second, the decrease in loan balances outstanding allowed management to eliminate the Company's reliance on brokered deposits and significantly reduce outstanding CD balances that were added at high rates of interest during 2000. As a result, the Bank's net interest margin increased substantially from 3.49% in the first quarter of 2001 to 4.52% in the first quarter of 2002.

Balance Sheet Trends

Total assets at March 31, 2002 were $2.114 billion compared to $2.116 billion at December 31, 2001 and $2.517 billion at March 31, 2001. Net loan balances outstanding decreased from $1.846 billion at March 31, 2001 to $1.287 billion at March 31, 2002, a decrease of $559 million or 30%. However, $147 million of the decline in net loan balances can be attributed to the sale of the California banking subsidiaries in the fourth quarter of 2001.

Between March 31, 2001 and March 31, 2002 residential real estate loans were down $292 million or 34%, commercial real estate loans were down $85 million or 25%, other commercial loans were down $145 million or 53%, installment loans were down $90 million or 46%, and indirect installment loans were down $48 million or 39%. During this period, only home equity loans and credit cards were up, $59 million or 89%, and $2 million or 13% respectively.

Allowing loan balances to decline has been part of the Company's strategic plan for several reasons. First, credit quality has been less than desired in some broad areas such as installment lending, indirect lending and commercial lending. Secondly, the Company's exit from the mortgage banking business impacted the its ability to generate residential mortgage loans. Third, the bank's liquidity position during 2000 required the bank to fund its loan balances with high cost deposits. Liquidity has improved dramatically since 2000 as loan balances have declined, which has in turn allowed the Bank to virtually eliminate its reliance on brokered deposits and other borrowed funds. At March 31, 2002, the Company had a Net Loan to Total Asset ratio of 59.1% compared to 64.8% for the Company's peers.

Total deposits were $1.699 billion at March 31, 2002 compared to $2.014 billion at March 31, 2001, a decline of $315 million or 16%. However, $175 million of the decrease can be directly attributed to the sale of the California banking subsidiaries in the fourth quarter of 2001. The remaining decline came from the non-renewal of certificates of deposit that were at high rates of interest. The run-off of these very high cost deposits was part of a plan that has improved liquidity without impacting net interest income.

Core Deposits (principally checking and savings deposits) were $982 million on March 31, 2002 compared to $950 million on March 31, 2001, an increase of 3.4%. Excluding the loss of $66 million in checking and savings deposits attributable to the sale of the California banks, core deposits have increased 11.1%. The Company believes that growth in core deposits represents an important component of long-term profitability, and has identified this as an important strategic focus.

Retained Interests in Securitized Loans

Between 1997 and 1999, the company originated and securitized $760 million in 125% loan to value junior-lien mortgages in six separate pools. The Company retained an interest in the final cash flows associated with the underlying mortgages in these pools with the earliest cash flows associated with each pool being attributed to the purchasers of the securitized loan pools.

At February 28, 2002, the outstanding principal balances of the mortgages securitized was $333.8 million. The outstanding obligation to the purchasers of the priority claims was $223.2 million. As a result, the Company has an interest in $110.6 million in mortgage balances outstanding. However, to the extent that defaults occur within these portfolios, the Company will receive less than the full amount. The Company determines the value of the retained interests using assumptions regarding default rates, prepayment rates, and an appropriate discount rate for assets of similar characteristics (which was established at 14%). At March 31, 2002 the Company estimates the fair value of these assets to be $81.8 million, compared to the book value of $74.1 million.

The bank is required to accrete the excess of the present value of the estimated future cash flows over the retained interests' carrying value as interest income over the life of the investment using the effective yield method. Therefore, the retained interests accrued at the rate of 15.54% during the first quarter of 2002, up from the 14% accrual rate established at April 1, 2001, based upon the adoption of Emerging Issues Task Force ("EITF") 99-20.

It should be noted that no cash has been received by the Company for these assets. Their value is accrued toward the expectation of when, and how much, cash will be received in the future, once priority claims are satisfied. At present the Company estimates that it will receive its first amount of cash on one of the outstanding pools in September of 2002. Were the estimated value of the retained interests to fall below the book value of the assets, the bank would be required, under EITF 99-20, to immediately reduce the book value of the assets to their estimated fair value. Given that these loans are geographically dispersed throughout the United States, and given the economic recession currently being experienced, there can be no assurances regarding when, or how much, cash will eventually be received for these assets. However, at March 31, 2002, management believes that its assumptions were appropriate given the information available regarding default rates and prepayment rates on the six individual pools outstanding.

Non-Interest Income

Non-Interest Income in the first quarter of 2002 was $7.0 million compared to $8.7 million during the same period in 2001. The reduction in Non-Interest Income is due to two sources. First, mortgage banking income in the first quarter of 2002 was $.2 million compared to $1.8 million in the first quarter of 2001. Beginning in 2000, the Company began an exit of out-of-market mortgage origination and servicing activities that drove much of the Company's non-interest revenue. Secondly, Other income was $1.1 million compared to $2.4 million during the first quarter of 2001. Other income during the first quarter of 2001 included revenues from non-banking subsidiaries that have since been sold. These two decreases were offset by a significant increase in service charges to $4.6 million in the first quarter of 2002 compared with $2.9 million in the first quarter of 2001. During 2001, the Bank implemented policy changes that resulted in substantially higher collection rates of service charges and fees and initiated fee increases to match competitor pricing. Investment security gains in both the first quarter of 2002 and the first quarter of 2001 were largely gains on a mutual fund designed to produce capital gains rather than interest income in order to offset a capital loss carry-forward.

Non-Interest Expenses

The non-core banking activities of the Company historically produced significant non-interest income, but also entailed considerable non-interest expense. Management has spent a significant amount of time and energy to reduce these expenses and bring the level of non-interest expense closer to peer average. As a result, non-interest expense fell in the first quarter of 2002 to $18.2 million compared to $32.9 million in the first quarter of 2001. Special charges recorded in the first quarter of 2001 related to the following: $1.9 million recognizing a contractual obligation to FNMA to repurchase a loan servicing portfolio previously acquired and then sold; $2.0 million to reflect the estimated market value of the direct mail/marketing business; $1.3 million in severance costs for departing executive management; and $0.5 million in miscellaneous unusual expenses. However, even absent these special charges, non-interest expense in the first quarter of 2001 would have been $27.2, which equals an efficiency ratio of 93%. The efficiency ratio for the first quarter of 2002 was 63.9%, representing the culmination of considerable work devoted to bringing expenses at the Company in line with revenues. As a measure of comparison, peers have non-interest expense that averages approximately 61% of total revenues.

For the first quarter of 2002, salaries and other employee benefits were down $2.8 million from the first quarter of 2001. Severance expense for departing executive management incurred in the first quarter of 2001 was $1.3 million. After adjusting for severance expenses, salaries and other employee benefits were down $1.5 million or 15%. The reduction in compensation expense reflects actions taken in 2001 to reduce headcount to appropriate levels, offset by increases in wages to market levels and the implementation of incentive plans for all bank employees.

For the first quarter of 2002, occupancy expense was down $0.8 million or 34% from the first quarter of 2001. During 2001, the Bank consolidated its operations in Charleston and exited several operational facilities and branch bank locations. For the first quarter of 2002, depreciation decreased $0.9 million or 36% from the first quarter of 2001. Depreciation expense was down markedly due to the disposal of equipment no longer used in the Company's operations during 2001, sale of the Internet, direct mail and other divisions achieved during 2001, and completion of the depreciable lives of a large quantity of data processing equipment.

For the first quarter of 2002, telecommunication expense was down $0.8 million from the first quarter of 2001 due to the discontinuation of the Company's activities in California and the extensive communication expenses that were entailed in those operations. For the first quarter of 2002, the Company incurred no advisory fees for loan production office expenses as compared to $1.3 million incurred in the first quarter of 2001. These expenses were eliminated as the bank refocused on its core West Virginia banking market and exited the mortgage banking business.

For the first quarter of 2002, the Company incurred $0.6 million in professional fees and litigation expense, compared to $1.3 million during the first quarter of 2001. Professional fees and litigation expenses include accounting fees, legal fees, actual and estimated legal settlements, and other consulting fees. The Company incurred significant professional fees during the first quarter of 2001 associated with assessing and implementing necessary steps to improve the Company's operations throughout 2001.

For the first quarter of 2002, the Company recognized a gain of $0.1 million on the disposal of real estate no longer used in the Company's operations and incurred repossessed asset losses and expenses of $0.3 million as compared to $0.4 million during the first quarter of 2001. These expenses are associated with either the costs of managing, or losses on sale, of real estate, autos, and other consumer collateral acquired through repossession. Management has made every effort to correctly value assets at the time they are repossessed with losses being charged to the ALLL so there will not be significant losses on the sale of real estate or other repossessed property in the future. However, the Company's loan portfolio is such that management expects the cost of managing these assets to remain high for some time.

For the first quarter of 2002, the Company incurred insurance and regulatory expense of $0.5 million, similar in the amount recorded in the first quarter of 2001. FDIC insurance costs account for about 40% of this total, and are high due to the bank's formal agreement with the OCC. In the best case, the Company does not expect that its FDIC insurance costs will reach normal levels until 2003.

Other expenses were $3.0 million in the first quarter of 2002, as compared to $7.5 million in the first quarter of 2001. Examples of Other Expenses include the costs of depository losses, expenses of originating loans, travel and entertainment, amortization of intangibles, and data processing expenses. Amortization of Goodwill during the first quarter of 2001 was $0.3 million, but decreased as a result of changes in accounting principles to $0.1 million in the first quarter of 2002. Other unusual expenses during the first quarter of 2001 included $1.9 million recognizing a contractual obligation to FNMA to repurchase a loan servicing portfolio previously acquired and then sold and $2.0 million to reflect the estimated market value of the direct mail/marketing business.

At March 31, 2002 the Company's Tier I Capital ratio was 10.9%, the Total Risk based Capital Ratio was 14.6%, and the Leverage Ratio was 8.1%. As such, capital ratios of both the Company and its lead bank, City National Bank of West Virginia ("City National"), remain above regulatory requirements to be classified as "well capitalized." Since the Company is currently paying no common dividends, and given strong earnings, the Company's capital ratios have been rising quickly.

Effective December 31, 2002 the Company will implement new regulatory capital requirements related to the bank's investment in retained interest in securitized mortgages. However, had the Company been required to comply with those capital ratio's at March 31, 2002, both the Bank and the Company would have been well capitalized. The Company estimates that under these new regulations, it would have had a Tier I

Capital ratio of 8.9%, a Total Risk-based Capital Ratio of 12.7%, and a Leverage Ratio of 6.9%.

It is the policy of the Federal Reserve (which regulates the Company) that dividends (common or preferred) should be funded by net income available to common shareholders over the previous four quarters. It is the policy of the OCC (which regulates the Bank) that dividends paid by the Bank to the Company should not exceed the current year's retained net income plus the retained net income of the prior two years. Given the Company's significant losses in 2000 and 2001, OCC policy restricts dividends through at least the end of 2002 without the approval of the Comptroller. The Company currently pays no dividend to holders of the Company's common stock. The Company believes that it can demonstrate stable and sustainable net income during 2002, and that it can achieve regulatory approval in order to pay holders of the Company's trust preferred securities the accumulated cumulative dividends at some time during 2002, although there can be no assurance that this will happen. In any event, the Company will announce by July 3rd the status of the next quarterly dividend due on its Capital Trust II securities.

Regulatory Environment

The Company's principal banking subsidiary, City National of West Virginia, remains under a formal agreement with the Office of the Comptroller of the Currency ("OCC"). The Company believes that the bank continues to make strong progress in meeting and complying with the OCC's requirements, which are now principally focused on commercial lending policies and procedures. The most significant impact of the formal agreement on the Company and its shareholders are the higher costs associated with deposit insurance, the staff expense burden of regulatory compliance, and limitations on capital management strategies such as dividend payments or stock buy-backs. The OCC will be conducting their annual safety and soundness examination of the bank during the second quarter of 2002.

City Holding Company is the parent company of City National Bank of West Virginia. In addition to the Bank, City National Bank operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could cause the Company's actual results to differ from those projected in the forward-looking information. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality, or conversely, the Company may incur less, or even negative, loan loss provision due to positive credit quality trends in the future and further resolution of various loan quality issues; (2) the Company may experience increases in the default rates on its retained interests in securitized mortgages causing it to take impairment charges to earnings; (3) the Company could have adverse legal actions of a material nature; (4) the Company may face competitive loss of customers associated with its efforts to increase fee-based revenues; (5) the Company may be unable to manage its expense levels due to the expenses associated with its loan portfolio quality, regulatory, and legal issues; (6) current earnings from the Company's subsidiaries may not be sufficient to fund the cash needs of the Parent Company, including the payment of stockholders' dividends and interest payments required to be paid to City Holding Company Capital Trust and the City Holding Company Capital Trust II; (7) rulings affecting, among other things, the Company's and its banking subsidiaries' regulatory capital and required loan loss allocations may change, resulting in the need for increased capital levels; (8) changes in the interest rate environment may have results on the Company's operations materially different from those anticipated by the Company's market risk management functions; (9) changes in general economic conditions and increased competition could adversely affect the Company's operating results; and (10) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company's operating results. Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

CITY HOLDING COMPANY AND SUBSIDIARIES
Financial Highlights
(Unaudited)

---------------------------------------------------------------------------------------------------
                                                             Three Months Ended
                                                        March 31,           March 31,      Percent
                                                           2002                2001         Change
                                                       --------------------------------------------
Earnings ($000s, except per share data):
  Net Interest Income (FTE)                            $ 22,017             $ 21,099         4.35%
  Net Income                                              6,408               (5,745)         N/A
  Earnings per Basic Share                                 0.38                (0.34)         N/A
  Earnings per Diluted Share                               0.38                (0.34)         N/A

---------------------------------------------------------------------------------------------------

Key Ratios (percent):
  Return on Average Assets                                 1.22%               (0.88)%        N/A
  Return on Average Equity                                17.05%              (13.98)%        N/A
  Net Interest Margin                                      4.52%                3.49%       29.51%
  Efficiency Ratio                                        63.91%              114.40%      (44.13)%
  Average Shareholders' Equity to Average Assets           7.13%                6.30%       13.17%

Risk-Based Capital Ratios (a):
  Tier I                                                  10.87%                7.93%       37.07%
  Total                                                   14.58%               10.66%       36.77%

---------------------------------------------------------------------------------------------------

Common Stock Data:
  Cash Dividends Declared per Share                    $      -             $      -          N/A
  Book Value per Share                                     8.92                 8.82         1.13%
  Market Value per Share:
    High                                                  16.05                10.63        51.06%
    Low                                                   12.04                 5.13       134.93%
    End of Period                                         15.35                 8.94        71.70%

   Price/Earnings Ratio (b)                               10.10                  N/A          N/A

(a)  March 31, 2002 risk-based capital ratios are estimated.
(b) March 31, 2002 price/earnings ratio computed based on annualized first quarter 2002 earnings.

CITY HOLDING COMPANY AND SUBSIDIARIES
Financial Highlights
(Unaudited)

--------------------------------------------------------------------------------

Book Value and Market Price Range per Share

                                                                                                Market Price
                                                                                              Range per Share
                      March 31         June 30        September 30     December 31          Low              High
                  ------------------------------------------------------------------------------------------------------
1997 (a)             $ 13.90          $ 14.41          $ 16.18          $ 16.56          $ 25.75          $ 43.25
1998 (a)               17.18            18.72            18.56            13.09            30.00            51.00
1999                   13.07            12.85            12.80            11.77            12.50            32.75
2000                   11.76            11.72            11.72             9.68             4.88            16.19
2001                    8.82             8.70             8.37             8.67             5.13            14.64
2002                    8.92                -                -                -            12.04            16.05

------------------------------------------------------------------------------------------------------------------------

Earnings per Basic Share

                                                     Quarter Ended
                      March 31         June 30        September 30     December 31      Year-to-Date
                  -------------------------------------------------------------------------------------
1997 (a)             $ 0.47           $ 0.52           $ 0.57           $ 0.47           $ 2.03
1998 (a)               0.48             0.49             0.56            (0.89)            0.31
1999                   0.31             0.42             0.14            (0.49)            0.37
2000                   0.24             0.02            (0.05)           (2.47)           (2.27)
2001                  (0.34)           (1.19)           (0.46)            0.45            (1.54)
2002                   0.38                -                -                -             0.38

------------------------------------------------------------------------------------------------------------------------

Earnings per Diluted Share

                                                     Quarter Ended
                      March 31         June 30        September 30     December 31      Year-to-Date
                  -------------------------------------------------------------------------------------
1997 (a)             $ 0.47           $ 0.52           $ 0.57           $ 0.47           $ 2.03
1998 (a)               0.48             0.49             0.56            (0.89)            0.31
1999                   0.31             0.42             0.14            (0.49)            0.37
2000                   0.24             0.02            (0.05)           (2.47)           (2.27)
2001                  (0.34)           (1.19)           (0.46)            0.45            (1.54)
2002                   0.38                -                -                -             0.38

------------------------------------------------------------------------------------------------------------------------

(a) Book value and per share amounts reported in 1997 and through September 30, 1998 are as previously reported by City Holding Company and have not been restated to include the operations of Horizon Bancorp, Inc.

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited) ($ in 000s, except per share data)

                                                                      Three Months Ended March 31
                                                                       2002                 2001
                                                                    -------------------------------
Interest Income
  Interest and fees on loans                                        $   25,573           $   42,056
  Interest on investment securities:
    Taxable                                                              4,585                4,399
    Tax-exempt                                                             731                  912
  Interest on retained interests                                         2,806                    -
  Interest on federal funds sold                                           186                   77
                                                                    -------------------------------
      Total Interest Income                                             33,881               47,444

Interest Expense
  Interest on deposits                                                   8,978               20,708
  Interest on short-term borrowings                                        616                3,409
  Interest on long-term debt                                               546                  714
  Interest on trust preferred securities                                 2,118                2,005
                                                                    -------------------------------
      Total Interest Expense                                            12,258               26,836
                                                                    -------------------------------
      Net Interest Income                                               21,623               20,608
Provision for loan losses                                                  900                5,730
                                                                    -------------------------------
      Net Interest Income After Provision for Loan Losses               20,723               14,878

Non-Interest Income
  Investment securities gains                                              232                  821
  Service charges                                                        4,629                2,934
  Insurance commissions                                                    505                  549
  Trust fee income                                                         316                  270
  Mortgage banking income                                                  186                1,777
  Other income                                                           1,146                2,363
                                                                    -------------------------------
      Total Non-Interest Income                                          7,014                8,714

Non-Interest Expense
  Salaries and employee benefits                                         8,638               11,451
  Occupancy and equipment                                                1,628                2,468
  Depreciation                                                           1,597                2,477
  Advertising                                                              643                  597
  Telecommunications                                                       689                1,523
  Office supplies                                                          337                  673
  Postage and delivery                                                     223                  419
  Loan production office advisory fees                                       -                1,307
  Professional fees and litigation expense                                 640                1,290
  Loss on disposal and impairment of fixed assets                          (83)                   -
  Repossessed asset losses and expenses                                    347                  433
  Insurance and regulatory                                                 527                  543
  Retained interest impairment                                               -                2,182
  Other expenses                                                         2,986                7,514
                                                                    -------------------------------
      Total Non-Interest Expense                                        18,172               32,877
                                                                    -------------------------------
      Income (Loss) Before Income Taxes                                  9,565               (9,285)
Income Tax Expense (Benefit)                                             3,157               (3,540)
                                                                    -------------------------------
      Net Income (Loss)                                             $    6,408           $   (5,745)
                                                                    ===============================

Basic earnings (loss) per common share                              $     0.38           $    (0.34)
Diluted earnings (loss) per common share                            $     0.38           $    (0.34)
Average common shares outstanding:
      Basic                                                             16,888               16,888
      Diluted                                                           17,016               16,888

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity
(Unaudited) ($ in 000s)

                                                                                      Three Months Ended
                                                                              March 31, 2002       March 31, 2001
                                                                             -------------------------------------
Balance at December 31                                                        $      146,349       $      163,457
  Net Income (Loss)                                                                    6,408               (5,745)
  Other Comprehensive Income:
    Change in Unrealized Gain on Securities Available for Sale                        (2,050)               2,637
    Change in Unrealized Loss on Retained Interest in Securitized Mortgages                -              (11,424)
                                                                             -------------------------------------
Balance at March 31                                                           $      150,707       $      148,925
                                                                             =====================================

CITY HOLDING COMPANY AND SUBSIDIARIES
Condensed Consolidated Quarterly Statements of Income
(Unaudited) ($ in 000s, except per share data)

                                                                                  Quarter Ended
                                                   March 31         Dec. 31          Sept. 30         June 30          March 31
                                                     2002             2001             2001             2001             2001
                                               ----------------------------------------------------------------------------------
Interest income                                   $ 33,881         $ 39,885         $ 44,198        $  45,953         $ 47,444
Taxable equivalent adjustment                          394              415              432              460              491
                                               --------------------------------------------------------------------------------
Interest income (FTE)                               34,275           40,300           44,630           46,413           47,935
Interest expense                                    12,258           15,700           20,496           23,383           26,836
                                               --------------------------------------------------------------------------------
Net interest income                                 22,017           24,600           24,134           23,030           21,099
Provision for loan losses                              900            1,820           14,348           10,280            5,730
                                               --------------------------------------------------------------------------------
Net interest income after provision
    for loan losses                                 21,117           22,780            9,786           12,750           15,369

Noninterest income (a)                               7,014           13,409            8,209           12,520            8,714
Noninterest expense                                 18,172           22,544           30,574           28,410           32,877

                                               --------------------------------------------------------------------------------
Income (loss) before income taxes                    9,959           13,645          (12,579)          (3,140)          (8,794)
Income tax expense (benefit)                         3,157            5,635           (5,216)          (1,530)          (3,540)
Taxable equivalent adjustment                          394              415              432              460              491
                                               --------------------------------------------------------------------------------
Net income (loss)                                    6,408            7,595           (7,795)          (2,070)          (5,745)
Cumulative effect of change in
    accounting principle, net                            -                -                -          (17,985)               -
                                               --------------------------------------------------------------------------------
Net income (loss)                                 $  6,408         $  7,595         $ (7,795)       $ (20,055)        $ (5,745)
                                               ================================================================================

(a) Includes a gain of approximately $4.67 million recognized on the sale of Del Amo Savings Bank and Frontier State Bank completed on November 30, 2001.

---------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                      $   0.38         $   0.45         $  (0.46)       $   (1.19)       $   (0.34)
Diluted earnings per share                        0.38             0.45            (0.46)           (1.19)           (0.34)
Cash dividend declared per share                     -                -                -                -                -

---------------------------------------------------------------------------------------------------------------------------

Average Common Share (000s):
Outstanding                                     16,888           16,888           16,888           16,888           16,888
Diluted                                         17,016           16,961           16,888           16,888           16,888

Net Interest Margin                               4.52%            4.67%            4.35%            4.05%            3.49%

---------------------------------------------------------------------------------------------------------------------------

CITY HOLDING COMPANY AND SUBSIDIARIES
Non-Interest Income and Non-Interest Expense
(Unaudited) ($ in 000s)

                                                                                     Quarter Ended
                                                      March 31         Dec. 31          Sept. 30         June 30          March 31
                                                        2002             2001             2001             2001             2001
                                                  --------------------------------------------------------------------------------
Non-Interest Income:
  Service charges                                   $    4,629       $    5,759       $    4,851       $    4,361       $    2,934
  Insurance commissions                                    505              537              503              626              549
  Trust fee income                                         316              322              493              300              270
  Mortgage banking income                                  186              248              361            1,634            1,777
  Other income                                           1,146            5,978            1,426            5,178            2,363
                                                  ---------------------------------------------------------------------------------
    Subtotal                                             6,782           12,844            7,634           12,099            7,893
Investment security gains                                  232              565              575              421              821
                                                  ---------------------------------------------------------------------------------
Total Non-Interest Income                           $    7,014       $   13,409       $    8,209       $   12,520       $    8,714
                                                  =================================================================================

Non-Interest Expense:
  Salaries and employee benefits                    $    8,638       $    9,175       $   11,897       $   10,235       $   11,451
  Occupancy and equipment                                1,628            2,200            2,218            2,491            2,468
  Depreciation                                           1,597            1,805            2,079            2,416            2,477
  Advertising                                              643              528              568              772              597
  Telecommunications                                       689              765              685            1,081            1,523
  Office supplies                                          337              725              468              368              673
  Postage and delivery                                     223              713              775              656              419
  Loan production office advisory fees                       -                -                2              889            1,307
  Professional fees and litigation expense                 640            1,547            5,249            1,162            1,290
  Loss on disposal and impairment of fixed assets          (83)             469              322            3,160                -
  Repossessed asset losses and expenses                    347              326            1,312              486              433
  Insurance and regulatory                                 527              507              581              503              543
  Retained interest impairment                               -                -                -                -            2,182
  Other expenses                                         2,986            3,784            4,418            4,191            7,514
                                                  ---------------------------------------------------------------------------------
Total Non-Interest Expense                          $   18,172       $   22,544       $   30,574       $   28,410       $   32,877
                                                  =================================================================================


-----------------------------------------------------------------------------------------------------------------------------------

Employees (Headcount)                                      810              840              905            1,252            1,284
Branch Locations                                            55               55               59               59               62

-----------------------------------------------------------------------------------------------------------------------------------

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
($ in 000s)

                                                                                     March 31     December 31
                                                                                       2002           2001
                                                                                   --------------------------
                                                                                   (Unaudited)
Assets
Cash and due from banks                                                            $   139,160    $    81,827
Federal funds sold                                                                      60,000         88,500
                                                                                   --------------------------
    Cash and cash equivalents                                                          199,160        170,327
Securities available for sale, at fair value                                           435,097        383,552
Securities held-to-maturity, at amortized cost                                           9,501              -
Loans:
  Residential real estate                                                              573,757        631,103
  Home equity                                                                          125,753         98,100
  Commercial real estate                                                               259,840        284,759
  Other commercial                                                                     127,538        145,989
  Installment                                                                          106,872        125,236
  Indirect                                                                              75,619         86,474
  Credit card                                                                           17,424         18,594
                                                                                   --------------------------
    Gross Loans                                                                      1,286,803      1,390,255
Allowance for loan losses                                                              (37,779)       (48,635)
                                                                                   --------------------------
    Net loans                                                                        1,249,024      1,341,620
Loans held for sale                                                                      2,484              -
Retained interests                                                                      74,062         71,271
Premises and equipment                                                                  41,565         43,178
Accrued interest receivable                                                             11,309         12,422
Net deferred tax assets                                                                 42,179         47,443
Other assets                                                                            49,238         46,482
                                                                                   --------------------------
    Total Assets                                                                   $ 2,113,619    $ 2,116,295
                                                                                   ==========================

Liabilities
Deposits:
  Noninterest-bearing                                                              $   281,746    $   284,649
  Interest-bearing:
    Demand deposits                                                                    380,836        392,258
    Savings deposits                                                                   319,170        272,885
    Time deposits                                                                      716,822        741,503
                                                                                   --------------------------
      Total deposits                                                                 1,698,574      1,691,295
Short-term borrowings                                                                  106,126        127,204
Long-term debt                                                                          38,150         29,328
Corporation-obligated mandatorily redeemable capital securities of subsidiary
  trusts holding solely subordinated debentures of City Holding Company                 87,500         87,500
Other liabilities                                                                       32,562         34,619
                                                                                   --------------------------
    Total Liabilities                                                                1,962,912      1,969,946

Stockholders' Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued             -              -
Common stock, par value $2.50 per share: 50,000,000 shares authorized;
  16,892,913 shares issued and outstanding at March 31, 2002 and
  December 31, 2001, including 4,979 shares in treasury                                 42,232         42,232
Capital surplus                                                                         59,174         59,174
Retained earnings                                                                       47,560         41,152
Cost of common stock in treasury                                                          (136)          (136)
Accumulated other comprehensive income                                                   1,877          3,927
                                                                                   --------------------------
    Total Stockholders' Equity                                                         150,707        146,349
                                                                                   --------------------------
    Total Liabilities and Stockholders' Equity                                     $ 2,113,619    $ 2,116,295
                                                                                   ==========================


CITY HOLDING COMPANY AND SUBSIDIARIES
Loan Portfolio
(Unaudited) ($ in 000s)

                                 March 31      Dec. 31     Sept. 30      June 30     March 31
                                   2002          2001         2001          2001        2001
                                --------------------------------------------------------------
Residential real estate         $  573,757   $  631,103   $  767,018   $  817,082   $  866,194
Home equity                        125,753       98,100       71,350       66,728       66,440
Commercial real estate             259,840      284,759      334,503      343,425      344,877
Other commercial                   127,538      145,989      221,822      257,344      272,229
Installment                        106,872      125,236      153,220      176,223      196,943
Indirect                            75,619       86,474       98,109      110,279      123,203
Credit card                         17,424       18,594       16,912       15,234       15,416
                                --------------------------------------------------------------
   Gross Loans                  $1,286,803   $1,390,255   $1,662,934   $1,786,315   $1,885,302
                                ==============================================================

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Average Balance Sheets, Yields, and Rates
(Unaudited) ($ in 000s)

                                                                       Three Months Ended March 31,
                                                             2002                                           2001
                                            Average                        Yield/          Average                        Yield/
                                            Balance        Interest         Rate           Balance        Interest         Rate
                                        --------------------------------------------------------------------------------------------
Assets:
Total loans                               $ 1,343,307       $ 25,573          7.61%     $ 1,929,375        $ 41,729          8.65%
Loans held for sale                                 -              -             -           10,921             327         11.98%
Securities:
  Taxable                                     426,535          4,585          4.30%         313,060           4,399          5.62%
  Tax-exempt                                   58,527          1,125          7.69%          73,399           1,403          7.65%
                                        -------------------------------------------------------------------------------------------
    Total securities                          485,062          5,710          4.71%         386,459           5,802          6.01%
Retained interest in securitized loans         72,224          2,806         15.54%          84,734              45          0.21%
Federal funds sold                             47,730            186          1.56%           3,633              32          3.52%
                                        -------------------------------------------------------------------------------------------
      Total earning assets                  1,948,323         34,275          7.04%       2,415,122          47,935          7.94%
Cash and due from banks                        60,105                                        63,953
Bank premises and equipment                    42,523                                        58,096
Other assets                                  104,784                                       112,224
  Less: allowance for possible
        loan losses                           (47,453)                                      (39,493)
                                        -------------------------------------------------------------------------------------------
   Total assets                           $ 2,108,282                                   $ 2,609,902
                                        ===========================================================================================

Liabilities:
Demand deposits                             $ 383,421       $    554          0.58%     $   412,174        $  3,174          3.08%
Savings deposits                              296,336            895          1.21%         291,162           2,347          3.22%
Time deposits                                 732,138          7,529          4.11%       1,071,474          15,187          5.67%
Short-term borrowings                         113,185            616          2.18%         230,544           3,409          5.91%
Long-term debt                                 37,148            546          5.88%          34,524             714          8.27%
Trust Preferred Securities                     87,500          2,118          9.68%          87,500           2,005          9.17%
                                        -------------------------------------------------------------------------------------------
 Total interest-bearing liabilities         1,649,728         12,258          2.97%       2,127,378          26,836          5.05%
Demand deposits                               272,499                                       256,534
Other liabilities                              35,739                                        61,624
Stockholders' equity                          150,316                                       164,366
                                        -------------------------------------------------------------------------------------------
 Total liabilities and
  stockholders' equity                    $ 2,108,282                                   $ 2,609,902
                                        ===========================================================================================
  Net interest income                                       $ 22,017                                       $ 21,099
                                        ===========================================================================================
  Net yield on earning assets                                                 4.52%                                          3.49%
                                        ===========================================================================================

CITY HOLDING COMPANY AND SUBSIDIARIES
Analysis of Risk-Based Capital
(Unaudited) ($ in 000s)

                                                     March 31        Dec. 31        Sept. 30         June 30        March 31
                                                     2002 (a)          2001            2001            2001            2001
                                                   ---------------------------------------------------------------------------
Tier I Capital:
  Stockholders' equity                             $   150,707     $   146,349     $   141,363     $   146,874     $   148,925
  Goodwill and other intangibles                        (6,963)         (7,041)         (7,430)         (7,683)         (7,970)
  Unrealized losses (gains)                             (1,877)         (3,927)         (6,536)         (4,253)         13,752
  Qualifying trust preferred stock                      49,610          47,474          44,938          47,536          54,220
  Excess deferred tax assets                           (23,031)        (29,003)        (29,754)        (35,445)        (30,724)
                                                   ---------------------------------------------------------------------------
Total tier I capital                               $   168,446     $   153,852     $   142,581     $   147,029     $   178,203
                                                   ===========================================================================

------------------------------------------------------------------------------------------------------------------------------

Total Risk-Based Capital:
  Tier I capital                                   $   168,446     $   153,852     $   142,581     $   147,029     $   178,203
  Qualifying allowance for loan losses                  19,601          20,840          24,173          25,183          28,197
  Qualifying trust preferred stock                      37,890          40,026          42,562          39,964          33,280
                                                   ---------------------------------------------------------------------------
Total risk-based capital                           $   225,937     $   214,718     $   209,316     $   212,176     $   239,680
                                                   ===========================================================================

Net risk-weighted assets                           $ 1,549,925     $ 1,639,313     $ 1,904,157     $ 1,994,109     $ 2,248,329

------------------------------------------------------------------------------------------------------------------------------

Ratios:
  Average stockholders' equity to average assets          7.13%           6.42%           6.29%           6.10%           6.30%
  Risk-based capital ratios:
    Tier I capital                                       10.87%           9.39%           7.49%           7.37%           7.93%
    Total risk-based capital                             14.58%          13.10%          10.99%          10.64%          10.66%
    Leverage capital                                      8.10%           6.92%           6.08%           6.05%           6.93%

(a) March 31, 2002 risk-based capital ratios are estimated.

------------------------------------------------------------------------------------------------------------------------------


CITY HOLDING COMPANY AND SUBSIDIARIES
Intangibles
(Unaudited) ($ in 000s)

                                                                         As of and for the Quarter Ended
                                                     March 31        Dec. 31         Sept. 30         June 30        March 31
                                                       2002            2001            2001             2001           2001
                                                   ---------------------------------------------------------------------------
Intangibles, net                                   $     6,963     $     7,041     $     7,430     $     7,683     $     7,970
Intangibles amortization expense                            78             230             253             287             273

------------------------------------------------------------------------------------------------------------------------------

CITY HOLDING COMPANY AND SUBSIDIARIES
Summary of Loan Loss Experience
(Unaudited) ($ in 000s)

                                                                              Quarter Ended
                                                 March 31       Dec. 31          Sept. 30      June 30       March 31
                                                   2002           2001             2001          2001           2001
                                               ------------------------------------------------------------------------
Balance at beginning of period                 $    48,635    $    57,196     $    45,748    $    38,848    $    40,627
Charge-offs:
  Commercial                                         7,851          5,870           1,823          1,833          5,621
  Real estate - mortgage                             3,505          1,989             472            886            797
  Installment                                        1,267          1,582           2,094          1,584          1,789
                                               ------------------------------------------------------------------------
     Total charge-offs                              12,623          9,441           4,389          4,303          8,207

Recoveries:
  Commercial                                           349            503           1,003            527            112
  Real estate - mortgage                                92            241              84              -            187
  Installment                                          426            362             402            396            399
                                               ------------------------------------------------------------------------
     Total recoveries                                  867          1,106           1,489            923            698
                                               ------------------------------------------------------------------------
     Net charge-offs                                11,756          8,335           2,900          3,380          7,509
Provision for loan losses                              900          1,820          14,348         10,280          5,730
Balance of institutions sold                             -         (2,046)              -              -              -
                                               ------------------------------------------------------------------------
Balance at end of period                       $    37,779    $    48,635     $    57,196    $    45,748    $    38,848
                                               ========================================================================

Loans outstanding                              $ 1,286,803    $ 1,390,255     $ 1,662,934    $ 1,786,315    $ 1,885,302
                                               ------------------------------------------------------------------------
Average loans outstanding                        1,343,307      1,552,323       1,726,843      1,841,321      1,929,375
                                               ------------------------------------------------------------------------
Allowance as a percent of loans outstanding           2.94%          3.50%           3.44%          2.56%          2.06%
                                               ------------------------------------------------------------------------
Net charge-offs (annualized) as a percent of
     average loans outstanding                        3.50%          2.15%           0.67%          0.73%          1.56%
                                               ------------------------------------------------------------------------

CITY HOLDING COMPANY AND SUBSIDIARIES
Summary of Non-Performing Assets
(Unaudited) ($ in 000s)

                                                        March 31       Dec. 31          Sept. 30         June 30         March 31
                                                          2002           2001             2001             2001            2001
                                                       ---------------------------------------------------------------------------
Nonaccrual loans                                       $   14,542     $   23,777       $   28,044       $   29,787      $   16,917
Accruing loans past due 90 days or more                     1,000          4,915            3,916            6,316           3,172
Restructured loans                                              -            167              902              483             486
                                                       ---------------------------------------------------------------------------
   Total non-performing loans                              15,542         28,859           32,862           36,586          20,575
Other real estate owned                                     2,295          2,866            2,836            3,971           3,726
                                                       ---------------------------------------------------------------------------
   Total non-performing assets                         $   17,837     $   31,725       $   35,698       $   40,557      $   24,301
                                                       ===========================================================================

Non-performing assets as a percent of loans and
   other real estate owned                                   1.38%          2.47%            2.14%            2.27%           1.29%

----------------------------------------------------------------------------------------------------------------------------------